Exhibit 10.1

Scott M. Prochazka President & CEO

April 9, 2019

Ms. Xia Liu

Dear Xiu:

I am pleased to extend to you an offer of employment with CenterPoint Energy (the “Company”), as EVP & Chief Financial Officer reporting to me. Your offer includes the following:

Salary:
$45,833.33 per month ($550,000 per year)

Incentive Compensation:
Short-Term Incentive (STI) plan participation - You will be eligible for participation in the 2019 STI plan.  Your target award level is 75% of your 2019 plan year eligible earnings calculated from your hire date.  However, based on meeting acceptable performance, you will be eligible for a full year target award. Annual plan year award funding is based upon the achievement of a combination of corporate goals, approved by the Compensation Committee of the Board of Directors (Committee).  Your actual payout, if any, is based on achievement of corporate goals as well as your individual performance.

Long-Term Incentive (LTI) plan participation - You will be eligible for participation in the CenterPoint Energy Long-Term Incentive Plan (“LTIP”). Subject to Committee approval, you will be granted a 2019-2021 LTIP award with a target incentive level of 190% of your annual base salary. This incentive may be granted in a combination of CenterPoint Energy performance share units, restricted stock units, stock options, or other authorized form. For your information, your 2019 award will be made up of 30% time-based restricted stock units (RSUs), 40% performance-based RSUs based on total shareholder return versus peer companies and 30% performance-based RSUs based on achieving a cumulative net income goal.

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Executive Benefits:
You are eligible for several executive benefits including the Change In Control Plan. A summary of these benefits is included for your information.

Other Benefits:
Participation in CenterPoint Energy’s industry competitive benefits package. A summary is included.
Vacation:
Four (4) weeks of vacation each calendar year until such time as your service qualifies you for additional vacation under the vacation policy.

Relocation Assistance:
You will be provided with short-term rental and travel allowance for 14 months, not to exceed $140,000 in total costs (benefit will be grossed up).

Relocation assistance will be provided pursuant to the Company’s Relocation Policy.  A summary of the program is attached.  If you accept the Company’s reimbursement for relocation expenses, you will be required to repay 100% of the relocation expenses if you voluntarily resign within the first year after the effective date of your employment and 50% within two years.

Signing Incentive:
You will be granted a one-time, Restricted Stock Unit Award under the CenterPoint Energy LTIP for a total of 25,000 units of CenterPoint Energy stock, subject to vesting over a two-year period. 12,500 units will vest upon your continued employment through the first anniversary of the grant date and the remaining 12,500 units will vest upon your continued employment through the second anniversary of the grant date. Any unvested shares will be forfeited should you terminate employment prior to the applicable vesting date. Your award will be subject to the terms and conditions of the LTIP and the applicable award agreement (forms of agreement are included).

A one-time, cash payment of $100,000 subject to tax withholding, payable on your first paycheck, and to be reimbursed to the Company in full if your employment terminates pursuant to the Repayment terms below.

Repayment Agreement(s):

I hereby acknowledge that the Company will be reimbursing or advancing payments to me for items identified above. In consideration of the Company's payment(s), and in the event that I resign my employment from the Company, I hereby agree to repay to the Company these payments as follows:

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If I resign within the first year after the start date of my employment, then I shall repay to the Company 100% of the payment(s); or
If I resign within two years after the start date of my employment but after the first year of employment, then I shall repay to the Company 50% of the payment(s).

I agree to repay the Company no later than 15 days following the date of my termination of employment, and I also accept responsibility for any tax liabilities, credits and/or deductions that I may incur. I agree that the Company may deduct any payments from my wages, final paycheck, expense reimbursements, excess plan contributions, vacation hours, or any other sums owed to me by the Company.

My signature below is evidence that I have read and agree to these terms and conditions.

Anticipated Start Date:
April 22, 2019, or other date mutually agreed to.

Conditions:
This offer is contingent upon successful completion of our background investigation and a drug screen; which will be conducted prior to your employment date.

The Immigration Reform & Control Act of 1990 requires that all employers verify that persons hired by their firms are authorized to be employed in the United States.  Documents verifying this eligibility will need to be provided upon reporting to work.

Where provisions in this letter refer to CenterPoint Energy’s compensation or benefits plans or to policies of CenterPoint Energy, the applicable plan document or policy statement will govern administration of the plan or application of the policy in all cases.

This letter neither constitutes nor may be construed as an employment contract between the Company and you for any period of time.  Employment with CenterPoint Energy is an at-will employment relationship governed by applicable federal and state laws.

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If you have any questions, please do not hesitate to give me a call at (713) 207-8480.

To indicate your acceptance of this employment offer, please sign the original offer letter and return to me. I look forward to working with you and I believe that you will be a great addition to our team and contribute to achieving our vision of leading the nation in delivering energy, service and value.

Sincerely,

/s/ Scott Prochazka

Scott Prochazka
President & CEO

/s/ Xia Liu	Xia Liu	4/16/19
Signature	Name (Print)	Date

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